FILED PURSUANT TO RULE 424(B)(5)
                               FILE NO. 333-14257
                               FILE NO. 33-51865


PROSPECTUS SUPPLEMENT                                               [LOGO]
(TO PROSPECTUS DATED NOVEMBER 8, 1996)

                                  $350,000,000
                             LOWE'S COMPANIES, INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------

     Lowe's Companies, Inc. (the "Company") may offer from time to time its Medium-Term Notes, Series B (the "Notes"), at an aggregate initial offering price not to exceed $350,000,000. Such aggregate principal amount is subject to reduction as a result of the sale by the Company of other debt securities under the Prospectus to which this Prospectus Supplement relates. Each Note will mature on any day nine months or more from the date of issue, as specified in a pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption by the Company or repayment at the option of the holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, as set forth therein and specified in the applicable Pricing Supplement.

        The interest rate, if any, or the formula for the determination of any such interest rate, applicable to each Note and other variable terms of the Notes as described herein will be established by the Company at the date of issue of such Note and will be set forth therein and specified in a Pricing Supplement. Interest rates, interest rate formulae and such other variable terms are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Each Note will be issued in fully registered book-entry form, in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Each Note will be represented by one or more fully registered global securities deposited with or on behalf of The Depository Trust Company (or such other depository as is identified in the applicable Pricing Supplement) (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners). Except as described in the Prospectus, Notes in definitive form will not be issued. See "Description of Notes -- Book-Entry System."


        Unless otherwise specified in the applicable Pricing Supplement, the Notes will bear interest at fixed rates (the "Fixed Rate Notes") or at floating rates (the "Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, Floating Rate/Fixed Rate Note or Inverse Floating Rate Note and whether its rate of interest is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier and will specify such other terms applicable to such Note. Notes may also be issued as Indexed Notes or Amortizing Notes. See "Description of Notes." Interest on Fixed Rate Notes will accrue from their date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on March 1 and September 1 of each year and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as set forth therein and specified in the applicable Pricing Supplement, and interest on each Floating Rate Note will accrue from its date of issue and will be payable in arrears monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement, and at Maturity.

     SEE "CERTAIN RISK FACTORS" COMMENCING ON PAGE S-2 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSP-
    ECTUS OR ANY PRICING SUPPLEMENT HERETO. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                                                              PRICE TO             AGENTS' DISCOUNTS            PROCEEDS TO
                                                             PUBLIC(1)           AND COMMISSIONS(1)(2)       COMPANY(1)(2)(3)
Per Note............................................            100%                  .125%-.750%             99.875%-99.250%
Total...............................................        $350,000,000          $437,500-$2,625,000    $349,562,500-$347,375,000

(1) Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.
(2) The Company will pay a commission to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, each as agent (collectively, the "Agents"), in the form of a discount, ranging from .125% to .750% of the principal amount of a Note, depending upon its Stated Maturity, sold through such Agent. Commissions with respect to Notes with Stated Maturity Dates in excess of 30 years that are sold through such Agent will be negotiated between the Company and such Agent at the time of such sale. The Company may also sell Notes to an Agent, as principal, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described above) of a Note of identical maturity. The Company has agreed to indemnify each Agent against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution of Notes."
(3) Before deducting expenses payable by the Company estimated at $300,000, including reimbursement of certain of the Agents' expenses.

                            ------------------------

    The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company may also sell Notes to any Agent, as principal, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution of Notes."

                            ------------------------
MERRILL LYNCH & CO.
                              LEHMAN BROTHERS
                                                          MORGAN STANLEY & CO.
                                                            INCORPORATED
                            ------------------------

             The date of this Prospectus Supplement is May 9, 1997.

     IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT(S) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS OF NOTES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER SUCH OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                            ------------------------

                              CERTAIN RISK FACTORS

     THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL OF THE RISKS OF AN INVESTMENT IN NOTES THAT RESULT FROM SUCH NOTES BEING DETERMINED BY REFERENCE TO ONE OR MORE INTEREST RATE OR OTHER INDICES OR FORMULAE OR OTHERWISE. THE COMPANY AND THE AGENTS DISCLAIM ANY RESPONSIBILITY TO ADVISE PROSPECTIVE INVESTORS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS THEY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES AND THE SUITABILITY OF INVESTING IN SUCH NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO TRANSACTIONS INVOLVING THE APPLICABLE INTEREST RATE INDEX OR OTHER INDICES OR FORMULAE. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE MATTERS DESCRIBED BELOW.

STRUCTURE RISKS

     An investment in Notes indexed, as to principal, premium, if any, and/or interest, if any, to commodities, interest rates or other indices or formulae, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulae may be subject to significant changes, that no interest will be payable or that interest will be payable at a rate lower than one applicable to a conventional fixed rate or floating rate debt security issued by the Company at the same time, that the repayment of principal and/or premium, if any, in respect of such Notes may occur at times other than that expected by the investor, and that the investor could lose all or a substantial portion of principal and/or premium, if any, payable at Maturity (as defined under "Description of Notes -- General"). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulae will be magnified. In recent years, values of certain indices and formulae have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

     Any optional redemption feature of Notes might affect the market value of such Notes. Since the Company may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on such Notes.

     The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of such market if one develops. See "Plan of Distribution."

     The secondary market, if any, for Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices or formula or formulae, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such Notes readily or at prices that will enable investors to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

CREDIT RATINGS

     Any credit ratings assigned to the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in such Notes in light of their particular circumstances.

                               RECENT DEVELOPMENT

ACCOUNTING TREATMENT OF CREDIT CARD RECEIVABLES

     As disclosed in the footnotes to the consolidated financial statements, the Company has a program with General Electric Capital Corporation ("GECC") under which it sells credit card receivables from its proprietary credit card to GECC. Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, effective for transactions after December 31, 1996, will likely require the Company to record the receivables sold to GECC under the program as assets on its balance sheet, with a corresponding amount shown as a liability. The Company is evaluating whether to make technical modifications to the program to permit the related assets and liabilities to remain off-balance sheet. If the program were retained in its present form, the underlying economics of the program would not change, and the Company does not expect that recording these items on its balance sheet would have a material effect on its financial condition or results of operations.

                              DESCRIPTION OF NOTES

     The following description of certain provisions of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms of the Debt Securities (as defined in the accompanying Prospectus) set forth under the heading "Description of Debt Securities" in the Prospectus, to which description reference is made. The following description will apply to each Note unless otherwise specified in the applicable Pricing Supplement. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. The term "Debt Securities," as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture.

GENERAL

     The Notes will be issued under an Amended and Restated Indenture, dated as of December 1, 1995 (as supplemented from time to time in accordance with its terms, the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee, which is more fully described in the Prospectus. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series. The Company may, from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the Notes offered hereby.

     The Notes are currently limited to an aggregate initial offering price of $350,000,000. The Notes will be offered on a continuing basis and will mature on any day nine months or more from the date of issue, as specified in the applicable Pricing Supplement (the "Stated Maturity Date"). Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes as specified in the applicable Pricing Supplement. Notes may be issued at discounts from their principal amount payable at the Stated Maturity Date (or on any prior date on which the principal or an installment of principal of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Company, repayment at the option of the holder or otherwise) (each such date, a "Maturity"), and some Notes may not bear interest.

     The Notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest, if any, on, the Notes will be made in United States dollars.

     Interest rates, interest rate formulae and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction.

     The Notes will be issued as Book-Entry Notes represented by one or more fully registered global securities without coupons in denominations of $1,000 and integral multiples thereof (each, a "Global Security") and will be deposited with, or on behalf of, the Depositary or the Depositary's nominee, unless otherwise specified in the applicable Pricing Supplement. The Notes will not be issuable in definitive form. Interests in a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee of the Depositary to a successor depository or any nominee of such successor. See " -- Book-Entry System" and "Description of Debt Securities -- Global Securities" in the Prospectus. Beneficial interests in the Notes may be transferred or exchanged only through the Depositary. See " -- Book-Entry System." No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

     Payments of principal of, and premium and interest, if any, on the Notes will be made by the Company through the Trustee to the Depositary. See
" -- Book-Entry System."

REDEMPTION AT THE OPTION OF THE COMPANY

     Unless otherwise indicated in the applicable Pricing Supplement, Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date only if an Initial Redemption Date is specified therein and in the applicable Pricing Supplement. If so indicated in the applicable Pricing Supplement, Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date specified in such Pricing Supplement. On and after the Initial Redemption Date, if any, the related Note may be redeemed at any time in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination) at the option of the Company at the applicable Redemption Price, together with interest thereon payable to the date of redemption, on written notice given to the holders thereof not more than 60 nor less than 30 days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, will mean initially a percentage of the principal amount of such Note to be redeemed specified in the applicable Pricing Supplement and shall decline at each anniversary of the Initial Redemption Date by a percentage, if any, specified in the applicable Pricing Supplement, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

     If so indicated in the applicable Pricing Supplement, Notes will be repayable by the Company in whole or in part at the option of the holders thereof on their respective Repayment Dates specified in such Pricing Supplement. If no Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the holder prior to the Stated Maturity Date. Any repayment in part will be in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement, provided that any remaining principal amount of such Note will be an authorized denomination of such Note. Unless otherwise provided in the applicable Pricing Supplement, the repayment price for any Note so repaid will be 100% of the principal amount to be repaid, together with accrued interest thereon payable to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its office maintained for such purpose in the Borough of Manhattan, The City of New York, not more than 60 nor less than 45 days prior to the date of repayment. Exercise of such repayment option by the holder will be irrevocable.

     The Depositary or its nominee, as the holder of the Global Security representing such Note will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary or its nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right of repayment. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner (as defined below) must so instruct the participant through which it owns its interest before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of Notes should consult the participants through which they own their interest in the Notes for the respective deadlines for such participants. All notices shall be executed by a duly authorized officer of such participant (with signature guaranteed) and shall be irrevocable. In addition, such beneficial owners of Notes shall effect delivery of such Notes at the time such notices of election are given to the Depositary by causing the participant to transfer such beneficial owner's interest in the Notes, on the Depositary's records, to the Trustee. See " -- Book-Entry System." Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the Notes will be governed by agreements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     If applicable, the Company will comply with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

INTEREST

  GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from the date of issue at the rate per annum or, in the case of a Floating Rate Note, pursuant to the interest rate formula stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable in arrears on each Interest Payment Date specified in the applicable Pricing Supplement on which an installment of interest is due and payable and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a record date and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding record date to the registered holder on such next succeeding record date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

  FIXED RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, each Fixed Rate Note will bear interest from, and including, the date on which such note is issued by the Company (the "Original Issue Date") at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest payments on Fixed Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the Original Issue Date, if no interest has been paid or duly made available for payment with respect to such Fixed Rate Notes), to but excluding the related Interest Payment Date or Maturity, as the case may be. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semiannually on March 1 and September 1 of each year and at Maturity. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

  FLOATING RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Each applicable Pricing Supplement will specify certain terms with respect to which such Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, the Interest Rate Basis or Bases, Initial Interest Rate, if any, Interest Reset Dates, Record Dates, Interest Payment Dates, Index Maturity, maximum interest rate and minimum interest rate, if any, and the Spread and/or Spread Multiplier, if any, as described below.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

                 (i) Unless such Floating Rate Note is designated as a "Floating
            Rate/Fixed Rate Note," an Inverse Floating Rate Note or as having an Addendum attached or having "Other Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the Original Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

                 (ii) If such Floating Rate Note is designated as a "Floating
            Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (i) the interest rate in effect for the period, if any, from the Original Issue Date to the first Interest Reset Date will be the Initial Interest Rate; and (ii) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

                 (iii) If such Floating Rate Note is designated as an "Inverse
            Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the related Pricing Supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the first Interest Reset Date, the rate at which interest on such Inverse Floating Rate
            Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

     Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

     Unless otherwise provided in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the next preceding Interest Reset Date.

     Interest on Floating Rate Notes will be determined by reference to an "Interest Rate Basis," which may be one or more of (i) the "CD Rate," (ii) the "CMT Rate," (iii) the "Commercial Paper Rate," (iv) the "Eleventh District Cost of Funds Rate," (v) the "Federal Funds Rate," (vi) "LIBOR," (vii) the "Prime Rate," (viii) the "Treasury Rate," or (ix) such other Interest Rate Basis or interest rate formula as may be set forth in the applicable Pricing Supplement; provided, however, that with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date and continuing until Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Note previously issued or as to which an offer has been accepted by the Company.

     Each applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such Interest Rate will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as specified below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Eleventh District Cost of Funds Rate Notes, which will reset on the first calendar day of the month); (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date until Maturity shall be the Fixed Interest Rate or the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. As used herein, "Business Day" means, unless otherwise specified in the applicable Pricing Supplement, any day, other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York.

     Notwithstanding the foregoing, a Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period, and (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period. In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     Each Floating Rate Note will bear interest from the date of issue at the rates specified therein until the principal thereof is paid or otherwise made available for payment. Except as provided below or in the applicable Pricing Supplement, the Interest Payment Dates will be, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, the third Wednesday of March, June, September and December of each year, (iii) semiannually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement and, in each case, interest will be payable at Maturity. If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date at Maturity) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding day that is a Business Day except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Maturity, to the date of such payment on the next succeeding Business Day.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent.

     Interest payments on Floating Rate Notes will equal the amount of interest accrued from, and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the Original Issue Date, if no interest has been paid or duly made available for payment with respect to such Floating Rate Notes) to, but excluding the related Interest Payment Date or Maturity, as the case may be.

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Notes for which the Interest Rate Basis is the Treasury Rate or the CMT Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement and the Notes.

     The interest rate applicable to each Interest Rate Reset Period commencing on the Interest Reset Date with respect to such Interest Rate Reset Period will be the rate determined as of the applicable Interest Determination Date. The Interest Determination Date with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date; the Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index; the Interest Determination Date with respect to LIBOR will be the second London Business Day (as defined below) immediately preceding each Interest Reset Date. With respect to the Treasury Rate, the Interest Determination Date will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first Business Day following such auction. The Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to such Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the related Interest Reset Date. "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     Unless otherwise provided in the applicable Pricing Supplement, The First National Bank of Chicago will be the "Calculation Agent." Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of
(i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

     CD RATE. CD Rate Notes will bear interest at the rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in such CD Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks for negotiable United States dollar certificates of deposit with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as set forth above, the CD Rate with respect to such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

     CMT RATE. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week, or the month, as applicable, in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA" , or the equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined on such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

         Money Market Yield = D x 360 x 100
                              -------------
                              360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Eleventh District Cost of Funds Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

     FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that, if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

                 (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be the rate for deposits in U.S. Dollars having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following that LIBOR Interest Determination Date that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date. If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

                 (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on Telerate Page 3750, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. Dollars for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. Dollars in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on such LIBOR Interest Determination Date by three major banks in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for loans in U.S. Dollars to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in U.S. Dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     PRIME RATE. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in such Prime Rate Notes and any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include the Agents or their affiliates) in The City of New York selected by the Calculation Agent. If fewer than four such rates are so provided, the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include the Agents or their affiliates) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate for such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     TREASURY RATE. Treasury Rate Notes will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to the Notes, including the determination of an Interest Rate Basis, the specification of an Interest Rate Basis, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other matter relating thereto, may be modified by the terms as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified in the applicable Pricing Supplement.

AMORTIZING NOTES

     The Company may from time to time offer Notes which pay a level amount in respect of both interest and principal amortized over the life of the Note ("Amortizing Notes"). Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth in such Notes.

INDEXED NOTES

     Notes also may be issued with the principal amount payable at Maturity and/or interest to be paid thereon to be determined with reference to the price or prices of specified commodities or stocks, or such other price as may be specified in such Note ("Indexed Notes"), in each case as set forth in the applicable Pricing Supplement. In certain cases, holders of such Notes may receive a principal amount at Maturity that is greater than or less than the face amount of the Notes depending upon the relative value at Maturity of the specified indexed item. Information as to the method for determining the principal amount payable at Maturity, premium, if any, and interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with investment in Indexed Notes will be set forth in the applicable Pricing Supplement. See also "Certain Risk Factors."

BOOK-ENTRY SYSTEM

     The Company has established a depositary arrangement with The Depository Trust Company (the "Depositary") with respect to the Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Notes will be described in the applicable Pricing Supplement.

     Upon issuance, all Notes up to $200,000,000 aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue and payment, Interest Payment Dates (if any), Stated Maturity Date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Security. Each Global Security representing Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole holder of the Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Security or Securities representing Notes will not be entitled to receive physical delivery of certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant (as defined below), on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Notes.

     Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Notes will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities, (ii) the Depositary ceases to be a clearing agency registered under the Exchange Act, and, in any such case, the Company shall not have appointed a successor to the Depositary within 60 days thereafter, (iii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for certificated Notes or (iv) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, the certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

     The following is based on information furnished by the Depositary:

     The Depositary will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of the Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Note will be issued with respect to $200,000,000 of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of such issue. The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary's records. The ownership interest of each actual purchaser of each Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

     To facilitate subsequent transfers, all Global Securities representing Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Notes. Under its usual procedure, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Notes within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     A Beneficial Owner shall give notice of any option to elect to have its Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Notes are transferred by Direct Participants on the Depositary's records.

     The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificated Notes will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     A further description of the Depositary's procedures with respect to Global Securities representing Notes is set forth in the accompanying Prospectus under "Description of Debt Securities -- Global Securities."

                         PLAN OF DISTRIBUTION OF NOTES

     Subject to the terms of the Distribution Agreement, dated May 9, 1997 (the "Distribution Agreement"), the Notes are being offered on a continuing basis for sale by the Company to or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. or Morgan Stanley & Co. Incorporated, each as agent (collectively, the "Agents"), each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to an Agent, in the form of a discount, ranging from .125% to .750% of the principal amount of each Note, depending upon its Stated Maturity Date, sold through such Agent on behalf of the Company. Commissions with respect to Notes with Stated Maturity Dates in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale. The Company may also sell Notes from time to time to any Agent, individually or in a syndicate, as principal, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described above) of a Note of identical maturity. The Company may appoint other agents to solicit sales of the Notes on the same terms and conditions as the Agents have agreed to. The names of any other agents so appointed will be set forth in the applicable Pricing Supplement.

     Any Agent may sell Notes it has purchased from the Company as principal to certain dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with such purchase from the Company to such dealers. Such Agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part whether placed directly with the Company or through any Agent. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement. See "Description of Notes -- General."

     No Note will have an established trading market when issued. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. Any Agent may from time to time purchase and sell Notes in the secondary market, but such Agent is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, any Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue any market-making activity at any time.

     During and after the offerings of Notes, the Agents may purchase and sell the offered Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with such offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they were required to purchase from the Company. The Agents also may impose penalty bids, whereby selling concessions allowed to other broker-dealers in respect of the Notes sold in such offerings for their account may be reclaimed by the Agents if such securities are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of such Notes, which may be higher than the prices that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain other expenses.

     The Agents and their affiliates have engaged, and may in the future engage, in investment banking transactions for the Company and/or its affiliates in the ordinary course of business. Concurrently with the offering of Notes through any Agent as described herein, and from time to time, the Company may issue and sell other Debt Securities pursuant to the Indenture referred to herein, and the amount of Notes offered hereby is subject to reduction as a result of such sales.

     The Company reserves the right to sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so or as otherwise provided in the applicable Pricing Supplement. In such circumstances, the Company will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. In the case of sales made directly by the Company, no commissions will be paid.

PROSPECTUS

                                  $350,000,000

                             LOWE'S COMPANIES, INC.

                                   SECURITIES
                            ------------------------

     Lowe's Companies, Inc. ("Lowe's" or the "Company") intends to issue from time to time in one or more series up to $350,000,000 aggregate offering price of its (i) unsecured debt securities ("Debt Securities"), which may be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), (ii) shares of preferred stock, par value $5.00 per share ("Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts ("Depositary Shares"), (iii) shares of common stock, par value $.50 per share ("Common Stock"), and (iv) warrants to purchase shares of Common Stock or Preferred Stock ("Warrants") on terms to be determined at the time of sale (the Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants are referred to collectively as the "Securities"). The Securities offered hereby (the "Offered Securities") may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Debt Securities will be subordinated in right of payment to all existing and future Senior Indebtedness, as defined in the Senior Indenture described herein. Both the Senior Debt Securities and the Subordinated Debt Securities will be effectively subordinated to any secured indebtedness of the Company and its subsidiaries and to any unsecured, unsubordinated indebtedness and other liabilities of the Company's subsidiaries. At July 31, 1996, the Company and its subsidiaries had $25.7 million of secured indebtedness outstanding and the Company had $349 million of unsecured and unsubordinated indebtedness outstanding. At July 31, 1996, the Company's subsidiaries had $39.7 million of unsubordinated indebtedness outstanding, of which $25.0 million is secured. The indentures governing Debt Securities will not contain any restrictions on the ability of the Company to incur additional unsecured indebtedness or any provisions that would afford holders of the Debt Securities protection in the event of a significant transaction involving the Company that might adversely affect the holders of the Debt Securities. See "Description of Debt Securities."

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, where applicable, (i) in the case of Debt Securities, the specific designation (including whether senior or subordinated), aggregate principal amount, denomination, maturity, premium, if any, priority, interest rate (which may be variable or fixed), time of payment of any premium and any interest, terms for optional redemption or repayment or for sinking fund payments, terms for conversion into or exchange for other Offered Securities, and the initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, and the dividend, liquidation, redemption, conversion, voting and other rights, the initial public offering price, and whether interests in the Preferred Stock will be represented by Depositary Shares; (iii) in the case of Common Stock, the initial offering price; (iv) in the case of Warrants, the number and terms thereof, the description and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof, and (v) in the case of all Offered Securities, whether such Offered Security will be offered separately or as a unit with other Offered Securities, will be set forth in a Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

     The Offered Securities may be sold for public offering to underwriters or dealers, which may be a group of underwriters represented by one or more managing underwriters, or through such firms or other firms acting alone or through dealers. The Offered Securities may also be sold directly by the Company or through agents to investors. The names of any agents, dealers or managing underwriters, and of any underwriters, involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the applicable agent's commission, dealer's purchase price or underwriter's discount and the net proceeds to the Company from such sale will be set forth in the Prospectus Supplement. See "Plan of Distribution."

                            ------------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE THE SALE OF THE SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 8, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10045. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the Securities to which this Prospectus relates. As permitted by the Rules and Regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits thereto, which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission under
Section 13 of the Exchange Act are hereby incorporated by reference in this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30 and July 31, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Prospectus Supplement.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Lowe's Companies, Inc., P. O. Box 1111, North Wilkesboro, North Carolina 28656, Attention: Richard D. Elledge, (919) 651-4271.

                                  THE COMPANY

     Lowe's Companies, Inc. ("Lowe's" or the "Company") is a specialty retailer of building materials and related products for the do-it-yourself home improvement, home decor, and home construction, repair and remodeling markets. As of July 31, 1996, Lowe's operated 382 retail stores with more than 27.3 million square feet of sales floor located principally in the South Atlantic and South Central regions of the United States. According to National Home Center News, an industry publication, Lowe's is the second largest home center retailer in the United States. Lowe's general offices are located in North Wilkesboro, North Carolina.

                                USE OF PROCEEDS

     Except as may be otherwise set forth in the Prospectus Supplement accompanying this Prospectus, the net proceeds from the sale of the Securities will be used for general corporate purposes, which may include financing the acquisition of land, buildings and equipment for new and existing stores, the repayment of certain long-term indebtedness and short-term borrowings and the repurchase of outstanding securities of the Company, including Common Stock. Funds not required immediately for those purposes may be invested temporarily in short-term marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include pretax earnings plus fixed charges. "Fixed charges" include interest expense, capitalized interest and the portion of rental expense which is representative of the interest factor in these rentals.

                                                                      SIX MONTHS
                                                                    ENDED JULY 31,              YEARS ENDED JANUARY 31,
                                                                    ---------------   -------------------------------------------
                                                                     1996     1995     1996     1995     1994     1993     1992
                                                                    ------   ------   ------   ------   ------   ------   -------
Historical ratio of earnings to fixed charges....................   6.79x    7.63x    5.76x    6.82x    6.45x    5.73x    1.15x*

---------------

* During the fourth quarter of the fiscal year ended January 31, 1992, the Company recorded a $71.3 million pre-tax charge to earnings related to the planned conversion from a chain of small stores to a chain of large stores. See Note 15 to the Company's consolidated financial statements included in ts Annual Report on form 10-K for the fiscal year ended January 31, 1996. Excluding the effect of this restructuring charge, the ratio of earnings to fixed charges for the fiscal year ended January 31, 1992 would have been 4.01x.

                         DESCRIPTION OF DEBT SECURITIES

     The following sets forth certain general terms and provisions of the Debt Securities offered hereby. Further terms of the Offered Securities are set forth in the Prospectus Supplement.

     The Senior Debt Securities are to be issued under an Amended and Restated Indenture, dated as of December 1, 1995, between the Company and The First National Bank of Chicago, as Trustee (the "Senior Trustee"). The Subordinated Debt Securities are to be issued under an Indenture between the Company and The Bank of New York, as Trustee (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes referred to individually as an "Indenture" and collectively as the "Indentures." The Senior Trustee and the Subordinated Trustee are sometimes referred to individually as a "Trustee" and collectively as the "Trustees." The Senior Indenture and the form of the Subordinated Indenture are filed as exhibits to the Registration Statement. The following summaries of material provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Whenever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference.

GENERAL

     The Debt Securities to be offered by this Prospectus are limited to $350,000,000 in aggregate principal amount of unsecured debt obligations of the Company. However, the Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. (Section 301). The Company has outstanding $100,000,000 aggregate principal amount of 6 3/8% Senior Notes due December 15, 2005 (the "6 3/8% Senior Notes"). No Debt Securities are currently issued and outstanding under the Subordinated Indenture. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of Senior Indebtedness (as defined below under " -- Subordination of Debt Securities") which may be incurred by the Company or any of its subsidiaries.

     The Senior Debt Securities will be unsecured obligations of the Company and will rank on a parity with the 6 3/8% Senior Notes and all other unsecured and unsubordinated indebtedness of the Company. The Senior Debt Securities will be effectively subordinated to any secured indebtedness of the Company and its subsidiaries and to any unsecured, unsubordinated indebtedness of the Company's subsidiaries. At July 31, 1996, the Company and its subsidiaries had $25.7 million of secured indebtedness outstanding and the Company had $349 million of Senior Indebtedness outstanding. At July 31, 1996, the Company's subsidiaries had $39.7 million of unsubordinated indebtedness outstanding, of which $25.0 million is secured. The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all Senior Indebtedness.

     Reference is made to the applicable Prospectus Supplement for the specific terms of the series of Debt Securities offered thereby including (1) the title of the Debt Security; (2) the aggregate principal amount and denominations; (3) the maturity or maturities; (4) the price to be received by the Company from the sale of such Debt Securities; (5) the interest rate or rates (or the method of calculation thereof) to be established for the Debt Securities, which rate or rates may vary from time to time; (6) the date or dates on which principal of the Debt Securities is payable; (7) the date or dates from which interest on the Debt

Securities shall accrue and the payment and record date or dates for payments of interest or the methods by which any such dates will be determined; (8) the place or places where principal of, premium, if any, and interest, if any, on the Debt Securities is payable; (9) the terms of any sinking fund and analogous provisions with respect to the Debt Securities; (10) the respective redemption and repayment rights, if any, of the Company and of the holders of the Debt Securities and the related redemption and repayment prices and any limitations on such redemption or repayment rights; (11) any provisions relating to the conversion or exchange of the Debt Securities; (12) any addition to or change in the affirmative or negative covenants, if any, to be imposed upon the Company relating to any of the Debt Securities; (13) any trustee or fiscal or authenticating or payment agent, issuing and paying agent, transfer agent or registrar or any other person or entity to act in connection with such Debt Securities for or on behalf of the holders thereof or the Company or an affiliate; (14) whether such Debt Securities are to be issuable initially in temporary global form and whether any such Debt Securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur; (15) the listing of the Debt Securities on any securities exchange or inclusion in any other market or quotation or trading system; and (16) any other specific terms, conditions and provisions of the Debt Securities.

     The holders of Debt Securities of a specified series that are convertible into Common Stock ("Convertible Debt Securities") will be entitled at certain times specified in the Prospectus Supplement relating to such Convertible Debt Securities, subject to prior redemption, repayment or repurchase, to convert any Convertible Debt Securities of such series into Common Stock, at the conversion price set forth in such Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Prospectus Supplement. (Senior Indenture, Article 14; Subordinated Indenture, Article 15).

     Unless otherwise provided in the Prospectus Supplement, principal of and any premium and interest on the Debt Securities shall be payable, and the transfer of the Debt Securities will be registrable, at the office of the applicable Trustee, except that, at the option of the Company, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the register for the Debt Securities. (Sections 305 and 1002).

     Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305).

     Debt Securities may be issued as Original Issue Discount Securities (as defined in the Indentures) to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

CERTAIN COVENANTS APPLICABLE TO SENIOR DEBT SECURITIES

     Unless otherwise indicated in the applicable Prospectus Supplement with respect to a series of Senior Debt Securities, Senior Debt Securities will have the benefit of the following covenants contained in the Senior Indenture. Unless otherwise indicated in the applicable Prospectus Supplement with respect to Subordinated Debt Securities of a series, the Subordinated Debt Securities will not have the benefit of such covenants. Certain capitalized terms used in this section are defined below under "Certain Definitions." Other capitalized terms not otherwise defined herein have the meanings ascribed to them in the Senior Indenture.

     RESTRICTIONS ON DEBT. The Senior Indenture provides that the Company will not itself, and will not permit any Subsidiary to, incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Property of the Company or any Subsidiary, or any shares of Capital Stock or Debt of any Subsidiary, without effectively providing that the Securities of each series of Senior Debt Securities then Outstanding (together with, if the Company shall so determine, any other Debt of the Company or such Subsidiary then existing or thereafter created which is not subordinate to the Securities of each series then Outstanding) will be secured equally and ratably with (or, at the option of the Company, prior to) such secured Debt, so long as such secured Debt shall be so secured, and will not permit any Subsidiary to incur, issue, assume or guarantee any unsecured Debt or to issue any Preferred Stock, in each instance unless the aggregate amount of all such secured Debt together with the aggregate preferential amount to which such Preferred Stock would be entitled on any involuntary distribution of assets and all Attributable Debt of the Company and its Subsidiaries in respect of sale and leaseback transactions would not exceed 10% of Consolidated Net Tangible Assets. This restriction does not apply to, and there shall be excluded in computing Debt for the purpose of such restriction:
(a) Debt secured by Mortgages on any property acquired, constructed or improved by the Company or any Subsidiary after the first date on which a Senior Debt Security is authenticated by the Trustee under the Senior Indenture, which Mortgages are created or assumed contemporaneously with, or within 30 months after, such acquisition, or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 30-month period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the first date on which a Senior Debt Security is authenticated by the Trustee under the Senior Indenture or Mortgages on any property existing at the time of the acquisition thereof if any such Mortgage does not apply to any property previously owned by the Company or any Subsidiary other than, in the case of any such construction or improvement, any previously unimproved real property on which the property so constructed, or the improvement, is located; (b) Debt of any corporation existing at the time such corporation is merged with or into the Company or a Subsidiary; (c) Debt of any corporation existing at the time such corporation becomes a Subsidiary; (d) Debt of a Subsidiary to the Company or to another Subsidiary; (e) Debt secured by Mortgages securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel, includable in gross income of the holder; and (f) certain extensions, renewals or replacements of any Debt referred to in the foregoing clauses (a) through (e) inclusive. This restriction does not apply to any issuance of Preferred Stock by a Subsidiary to the Company or another Subsidiary, provided that such Preferred Stock is thereafter transferable to any Person other than the Company or a Subsidiary. (Senior Indenture, Section 1008).

     RESTRICTIONS ON SALES AND LEASEBACKS. The Senior Indenture provides that the Company will not itself, and will not permit any Subsidiary to, after the first date on which a Senior Debt Security is authenticated by the Trustee under the Senior Indenture, enter into any sale and leaseback transaction involving any Principal Property which has been or is to be sold or transferred, unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt to which Section 1008 of the Senior Indenture is applicable, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and there shall be excluded in computing Attributable Debt for the purpose of such restriction, Attributable Debt with respect to any sale and leaseback transaction if: (a) the lease in such transaction is for a period (including renewal rights) not exceeding three years; (b) the Company or a Subsidiary, within 180 days after such transaction, applies an amount not less than the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined by the Board of Directors) to, subject to certain restrictions, the retirement of Funded Debt of the Company ranking on a parity with or senior to the Senior Debt Securities or the retirement of Funded Debt of a Subsidiary; (c) such transaction is entered into prior to, at the time of, or within 30 months after the later of the acquisition of the Principal Property or the completion of the construction thereon; (d) the lease in such transaction secures or relates to obligations issued by a state, territory or possession or the United States, or any political subdivision thereof, or the District of Columbia, to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel, includable in the gross income of the holder; or (e) such transaction is entered into between the Company and a Subsidiary or between Subsidiaries. (Senior Indenture, Section
1009).

     CERTAIN DEFINITIONS. The Senior Indenture defines the following terms used in this section:

     "Attributable Debt" means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of 10% per annum compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Capital Stock", as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

     "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

     "Debt" means loans, notes, bonds, indentures or other similar evidences of indebtedness for money borrowed.

     "Funded Debt" means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

     "Preferred Stock" means any stock of any class of the Company which has a preference over Common Stock in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not mandatorily redeemable or repayable, or redeemable or repayable at the option of the Holder, otherwise than in shares of Common Stock or Preferred Stock of another class or series or with the proceeds of the sale of Common Stock or Preferred Stock.

     "Principal Property" means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling home improvement products or the manufacturing, warehousing or distributing of such products, owned or leased by the Company or any Subsidiary of the Company. (Senior Indenture, Section 101).

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The obligations of the Company to make any payment on account of the principal of and premium, if any, and interest on the Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness of the Company. (Subordinated Indenture, Article 14).

     In the event that the Company shall default in the payment of any principal of or any premium or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities by set-off or otherwise) will be made or agreed to be made for principal of or any premium or interest on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities. (Subordinated Indenture, Section 1401). Senior Indebtedness is defined in the Subordinated Indenture as (a) all indebtedness of the Company for money borrowed or constituting reimbursement obligations with respect to letters of credit and interest or currency swap agreements (including indebtedness secured by a mortgage, conditional sales contract or other lien which is (i) given to secure all or a part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (ii) existing on property at the time of acquisition thereof); (b) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money;
(c) lease obligations (including but not limited to capitalized lease obligations); (d) all indebtedness of others of the kinds described in either of the preceding clauses (a) or (b) and all lease obligations and obligations of others of the kind described in the preceding clause (c) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and (e) all (whether initial or seriatim) renewals, deferrals, increases, extensions or refundings of and modifications to indebtedness of the kinds described in any of the preceding clauses (a), (b) or (d) and all renewals or extensions of leases of the kinds described in either of the preceding clauses (c) or (d); unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, renewal, extension, deferral, increase, modification or refunding is not superior in right of payment to the Subordinated Debt Securities or is expressly subordinated by its terms in right of payment to all other indebtedness of the Company (including the Subordinated Debt Securities).

     In the event of (1) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property; (2) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings; (3) any assignment by the Company for the benefit of creditors; or (4) any other marshalling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, is made to any holder of any of the Subordinated Debt Securities on account thereof. In such event, any payment or distribution on account of the principal of or any premium or interest on the Subordinated Debt Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities, shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holder or Holders of Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Debt Securities, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest on the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations. If any payment or distribution on account of the principal of or any premium or interest on the Subordinated Debt Securities of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), or any security shall be received by the Trustee or any Holder of any Subordinated Debt Securities in contravention of any of the terms of the Indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. (Subordinated Indenture, Section 1401).

     By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and any Holder or Holders of the Subordinated Debt Securities having a claim pursuant to such Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of an Event of Default in respect of the Subordinated Debt Securities.

EFFECT OF CORPORATE STRUCTURE

     The Debt Securities are obligations exclusively of the Company. Because the operations of the Company are currently conducted through subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Debt Securities, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company or upon loans or other payments of funds by those subsidiaries to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     Although the Senior Indenture limits the incurrence of such indebtedness, as described above under " -- Certain Covenants Applicable to Senior Debt Securities," the Debt Securities will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

NO RESTRICTION ON SALE OR ISSUANCE OF STOCK OF SUBSIDIARIES

     The Indentures contain no covenant that the Company will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants, or rights to subscribe for or purchase shares of, voting stock of any of its subsidiaries, nor does it prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of such subsidiary.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holder or Holders of any of the outstanding Debt Securities, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes the Company's obligations on the Debt Securities and under the Indentures and that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time would become an Event of Default, has occurred and is continuing, and that certain other conditions are met. (Section 801).

EVENTS OF DEFAULT

     Events of Default with respect to Debt Securities of any series issued thereunder are defined in the Indentures as being: (a) default for thirty days in payment when due of any interest on any Debt Security of that series or any additional amount payable with respect to Debt Securities of such series as specified in the applicable Prospectus Supplement; (b) default in payment when due of principal, premium, if any, or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any Debt Securities of that series; (c) default for sixty days after notice to the Company by the Trustee for such series, or by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, in the performance of any other agreement in the Debt Securities of that series, in the Indentures or in any supplemental indenture or board resolution referred to therein under which the Debt Securities of that series may have been issued; (d) default in the payment of principal when due or resulting in acceleration of other indebtedness of the Company for borrowed money where the aggregate principal amount with respect to which such default or acceleration has occurred exceeds $10 million and such acceleration is not rescinded or annulled within ten days after the written notice thereof to the Company by the trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, provided that such Event of Default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived or such indebtedness is discharged; and (e) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 501). Events of Default with respect to a specified series of Debt Securities may be added to the Indenture under which the series is issued and, if so added, will be described in the applicable Prospectus Supplement. (Section
301). No Event of Default with respect to a particular series of Debt Securities issued under the Indentures necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder.

     The Indentures provide that the Trustee for any series of Debt Securities shall, within ninety days after the occurrence of a Default with respect to Debt Securities of that series, give to the holder of the Debt Securities of that series notice of all uncured Defaults known to it, provided, that, except in the case of default in payment on the Debt Securities of that series, the Trustee may withhold the notice if and so long as it in good faith determines that withholding such notice is in the interest of the holders of the Debt Securities of that series, provided, further, that no notice of a default made in the performance of any covenant or a breach of any warranty contained in the Indentures shall be given until at least 60 days after the occurrence thereof. "Default" means any event which is, or, after notice or passage of time or both, would be, an Event of Default. (Section 602).

     If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holder or Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holder or Holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502).

     The Indentures provide that, subject to the duty of the Trustees in the case of an Event of Default to act with the required standard of care, the Trustees will be under no obligation to exercise any of these rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holder or Holders shall have offered to the Trustees reasonable indemnity. (Sections 601 and 603). Subject to such provisions for the indemnification of the Trustees, the Holder or Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees, or exercising any trust or power conferred on the Trustees with respect to the Debt Securities of that series. (Section 512).

     The Company is required to furnish to the Trustees annually a statement as to the performance by the Company of certain of its obligations under the Indentures and as to any default in such performance. (Section 1005).

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more fully registered securities in global form (each a "Global Security") that will be deposited with, or on behalf of, a depositary (the "Depositary Bank") identified in the Prospectus Supplement relating to such series and will be registered in the name of the Depositary Bank or its nominee. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series represented by such Global Security or Securities. Unless and until any such Global Security is exchanged in whole or in part for Debt Securities in definitive certificated form, such Global Security may not be transferred except as a whole by the Depositary Bank for such Global Security to a nominee of such Depositary Bank or by a nominee of such Depositary Bank to such Depositary Bank or another nominee of such Depositary Bank or by such Depositary Bank or any such nominee to a successor of such Depositary Bank or a nominee of such successor and except as described in the applicable Prospectus Supplement. (Section 303).

     The specific terms of the depositary arrangement with respect to a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of any Global Security, and the deposit of such Global Security with or on behalf of the Depositary Bank for such Global Security, the Depositary Bank will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions ("participants") that have accounts with such Depositary Bank or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution or placement of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown by book-keeping entries on, and the transfer of that ownership interest will be effected only through book-keeping entries to, records maintained by the Depositary Bank or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown by book-keeping entries on, and the transfer of that ownership interest among or through such participants will be effected only through book-keeping entries to, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive certificated form rather than book-entry form. Such laws may impair the ability to own, transfer or pledge beneficial interests in any Global Security.

     So long as the Depositary Bank for a Global Security or its nominee is the registered owner of such Global Security, such Depositary Bank or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below or otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary Bank and, if such person is not a participant, on the procedures of the participant through which such person directly or indirectly owns its interest, to exercise any rights of a holder under the Indenture. The Indenture provides that the Depositary Bank may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. (Section 104). The Company understands that under existing industry practices, if the Company requests any action of holders or any owner of a beneficial interest in such Global Security desires to give any notice or take any action that a holder is entitled to give or take under the Indenture, the Depositary Bank for such Global Security would authorize the participants holding the relevant beneficial interest to give such notice or take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal and any premium and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary Bank or its nominee will be made to such Depositary Bank or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section
308).

     The Company expects that the Depositary Bank for any series of Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary Bank. The Company also expects that payments by participants to owners of beneficial interests in such Global Security or Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     If the Depositary Bank for any series of Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary Bank and a successor Depositary Bank is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive certificated form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for the Global Security representing such series of Debt Securities. (Section
305).

     Further, an owner of a beneficial interest in a Global Security representing Debt Securities of a series may, on terms acceptable to the Company and the Depositary Bank for such Global Security, receive Debt Securities of such series in definitive certificated form, if the Company so specifies with respect to the Debt Securities of such series. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to have Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive certificated form. Debt Securities of such series so issued in definitive certificated form will, except as set forth in the applicable Prospectus Supplement, be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form. (Section 305).

MODIFICATION AND WAIVER

     Modifications and amendments of the Indentures may be made by the Company and the applicable Trustee with the consent of the Holder or Holders of a majority in principal amount of the Debt Securities of all affected series; provided, however, that no such modification or amendment may, without the consent of the Holder or Holders of all of the outstanding Debt Securities affected thereby, (i) change the stated maturity date of the principal of, or any installment of principal of, or premium, if any, or interest, if any, on, any Debt Security; (ii) reduce the principal amount of, or premium, if any, or interest, if any, on, any Debt Security, change the method of calculation thereon or reduce the amount payable on redemption thereof; (iii) reduce the amount of principal of a Debt Security payable upon acceleration of the maturity thereof; (iv) change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any Debt Security; (v) impair the rights of any holder of any Debt Securities to conversion rights; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (vii) reduce the percentage in principal amount of the Debt Security, the consent of whose Holder or Holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults. (Sections 901 and 902).

     The Holder or Holders of a majority in principal amount of the Debt Securities of all affected series may, on behalf of the Holder or Holders of such Debt Securities, waive compliance by the Company with certain restrictive provisions of the Indentures. The Holder or Holders of a majority in principal amount of the Debt Securities of all affected series also may, on behalf of the Holder or Holders of all such Debt Securities, waive any past default under the Indentures with respect to such Debt Securities, except a default in the payment of the principal, or premium, if any, or interest on, any Debt Security or in respect of a provision which under the Indentures cannot be modified or amended without the consent of the Holder or Holders of all of the outstanding Debt Securities affected thereby. (Section 513).

REGARDING THE TRUSTEES

     The First National Bank of Chicago is the Trustee under the Senior Indenture. Notice to the Senior Trustee Bank should be directed to its Corporate Trust Office, One First National Plaza, Suite 0126, Chicago, Illinois 00670-0126, Attention: Corporate Trust Administrator.

     The Bank of New York is the Trustee under the Subordinated Indenture. Notice to the Subordinated Trustee should be directed to its Corporate Trust Office, located at 101 Barclay Street, New York, New York 10286.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The following summary does not purport to be complete and is subject in all respects to applicable North Carolina law and the Company's Restated and Amended Charter and Bylaws.

     The Company is authorized by its Restated and Amended Charter to issue 5,000,000 shares of Preferred Stock. The Board of Directors is authorized to designate with respect to each new series of Preferred Stock the number of shares in each series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for, or the rights to purchase, shares of any other class or series, and the voting rights, if any. Any Preferred Stock issued will rank prior to the Common Stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of Common Stock and, under certain circumstances, may discourage an attempt by others to gain control of the Company. The Company may amend from time to time its Restated and Amended Charter to increase the number of authorized shares of Preferred Stock. Any such amendment would require the approval of the holders of a majority of the outstanding shares of Common Stock, and the approval of the holders of a majority of the outstanding shares of all series of Preferred Stock voting together as a single class without regard to series. As of the date of this Prospectus, the Company had no shares of Preferred Stock outstanding.

     The Prospectus Supplement relating to each series of the Preferred Stock will describe the following terms thereof:

     (a) title and stated value of such series;

     (b) the number of shares in such series;

     (c) the dividend payment dates and the dividend rate or method of determination or calculation of such terms applicable to the series;

     (d) applicable redemption provisions, if any;

     (e) sinking fund or purchase fund provisions, if any;

     (f) the fixed liquidation price and fixed liquidation premium, if any, applicable to the series;

     (g) the rate or basis of exchange or conversion into other securities or method of determination thereof applicable to the series, if any;

     (h) the conversion rights, if any;

     (i) applicable voting rights; and

     (j) any other terms applicable thereto.

REDEMPTION

     A series of Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption shall specify the number of shares of such series of Preferred Stock which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

     If fewer than all the outstanding shares of any series of Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or a duly authorized committee thereof, or by any other method which may be determined by the Board of Directors or such committee to be equitable. From and after the date of redemption (unless default shall be made by the Company in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

CONVERSION RIGHTS; PREEMPTIVE RIGHTS

     The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of Common Stock or another series of preferred stock of the Company. The Preferred Stock will have no preemptive rights.

DIVIDEND RIGHTS

     The holders of the Preferred Stock of each series shall be entitled to receive, if and when declared payable by the Board of Directors, out of assets available therefor, dividends at, but not exceeding, the dividend rate for such series (which may be fixed or variable), payable at such intervals and on such dates as are provided in the resolution of the Board of Directors creating such series. If such intervals and dividend payment dates shall vary from time to time for such series, such resolution shall set forth the method by which such intervals and such dates shall be determined. Such dividends on Preferred Stock shall be paid before any dividends, other than a dividend payable in Common Stock of the Company, may be paid upon or set apart for any shares of capital stock ranking junior to the Preferred Stock in respect of dividends or liquidation rights (referred to in this Prospectus as "stock ranking junior to the Preferred Stock").

VOTING RIGHTS

     Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by the laws of the State of North Carolina or other applicable law, the holders of the Preferred Stock will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. However, as more fully described below under "Depositary Shares," if the Company elects to issue Depositary Shares representing a fraction of a share of a series of Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote, rather than a full vote. Since each full share of any series of Preferred Stock shall be entitled to one vote, the voting power of such series, on matters on which holders of such series and holders of other series of preferred stock are entitled to vote as a single class, shall depend on the number of shares in such series, not the aggregate liquidation preference or initial offering price of the shares of such series of Preferred Stock.

     In addition to the foregoing voting rights, under the North Carolina Business Corporation Act as now in effect, the holders of Preferred Stock will have the voting rights set forth above under "General" with respect to amendments to the Company's Restated and Amended Charter which would increase the number of authorized shares of Preferred Stock of the Company.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Preferred Stock shall be entitled to receive, for each share thereof, the fixed liquidation or stated value for the respective series together in all cases with all dividends accrued or in arrears thereon, before any distribution of the assets shall be made to the holders of any stock ranking junior to the Preferred Stock. If the assets distributable among the holders of Preferred Stock should be insufficient to permit the payment of the full preferential amounts fixed for all series, then the distribution shall be made among the holders of each series ratably in proportion to the full preferential amounts to which they are respectively entitled.

DEPOSITARY SHARES

     GENERAL. The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary Bank"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. If Depositary Shares are issued, copies of the forms of Deposit Agreement and Depositary Receipt will be incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary Bank may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     WITHDRAWAL OF PREFERRED STOCK. Upon surrender of the Depositary Receipts to the Depositary Bank, the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office of the number of whole shares of Preferred Stock represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary Bank will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Owners of Depositary Shares will be entitled to receive only whole shares of Preferred Stock. In no event will fractional shares of Preferred Stock (or cash in lieu thereof) be distributed by the Depositary Bank. Consequently, a holder of a Depositary Receipt representing a fractional share of Preferred Stock would be able to liquidate his position only by sale to a third party (in a public trading market transaction or otherwise), unless the Depositary Shares are redeemed by the Company or converted by the holder.

     DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary Bank will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary Bank will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary Bank determines that it is not feasible to make such distribution, in which case the Depositary Bank may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     REDEMPTION OF DEPOSITARY SHARES. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary Bank resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary Bank. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary Bank, the Depositary Bank will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary Bank.

     VOTING THE PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of Preferred Stock are entitled to vote, the Depositary Bank will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary Bank as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Depositary Bank will endeavor, insofar as practicable, to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary Bank in order to enable the Depositary Bank to do so. The Depositary Bank may abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

     AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary Bank. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary

Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary Bank only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

     CHARGES OF DEPOSITARY BANK. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary Bank in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

     MISCELLANEOUS. The Depositary Bank will forward to holders of Depository Receipts all reports and communications from the Company that are delivered to the Depositary Bank and that the Company is required to furnish to the holders of Preferred Stock.

     Neither the Depositary Bank nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary Bank under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

     RESIGNATION AND REMOVAL OF DEPOSITARY BANK. The Depositary Bank may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary Bank, any such resignation or removal to take effect upon the appointment of a successor Depositary Bank and its acceptance of such appointment. Such successor Depositary Bank must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock when issued and full consideration is received for such Preferred Stock will be fully paid and nonassessable.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     The following summary does not purport to be complete and is subject in all respects to applicable North Carolina law, the Company's Restated and Amended Charter and Bylaws, and the Rights Agreement, dated September 9, 1988, between the Company and Wachovia Bank of North Carolina, N.A., as Rights Agent.

     The Company is authorized by its Restated and Amended Charter to issue 700,000,000 shares of Common Stock and had 172,597,431 shares of Common Stock outstanding at July 31, 1996. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor. Dividends may be paid on the Common Stock only if all dividends on any outstanding Preferred Stock have been paid or provided for.

     The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company.

     In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Company, holders of Common Stock are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of Preferred Stock, if any, all the remaining assets of the Company available for distribution.

     Directors are elected by a vote of the holders of Common Stock. Holders of Common Stock are not entitled to cumulative voting rights.

     Wachovia Bank of North Carolina, N.A. of Winston-Salem, North Carolina, acts as the transfer agent and registrar for the Common Stock.

PREFERRED SHARE PURCHASE RIGHTS

     In 1988, pursuant to the Company's Shareholder Rights Plan, the Company distributed as a dividend one Right for each outstanding share of Common Stock. As a consequence of a 100% stock dividend effective June 26, 1992, and a two-for-one stock split effective April 14, 1994, the number of Rights outstanding was adjusted such that each share of Common Stock had associated with it one-quarter Right. Each Right entitles the holder to buy one one-thousandth of a share of Participating Cumulative Preferred Stock, Series A, at an exercise price of $100, subject to adjustment. The Rights will become exercisable only if a person or group acquires or announces a tender offer for 20% or more of the outstanding Common Stock. When exercisable, the Company may issue a share of Common Stock in exchange for each Right other than those held by such person or group. If a person or group acquires 30% or more of the outstanding Common Stock, each Right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire Preferred Stock or, at the option of the Company, Common Stock, having a value equal to twice the Right's exercise price. If the Company is acquired in a merger or other business combination or if 50% of its earnings power is sold, each Right will entitle the holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the Right. The Rights will expire on September 9, 1998, and may be redeemed by the Company at a price of $.01 per right at any time prior to the tenth day after an announcement that a 20% position has been acquired.

     Until such time as a person or group acquires or announces a tender offer for 20% or more of the Common Stock, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, and (ii) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Rights may not be transferred, directly or indirectly (i) to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Rights (an "Acquiring Person"); (ii) to any person in connection with a transaction in which such person becomes an Acquiring Person; or (iii) to any affiliate or associate of any such person. Any Right that is the subject of a purported transfer to any such person will be null and void.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires more than 20% of the outstanding shares of Common Stock of the Company if certain events thereafter occur without the Rights having been redeemed. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors and the shareholders because the Rights are redeemable under certain circumstances.

CHANGE OF CONTROL PROVISIONS

     The rights of holders of Common Stock are governed by other provisions which are intended to affect any attempted change of control of the Company.

     BOARD OF DIRECTORS. The Restated and Amended Charter classifies the Board of Directors into three separate classes, with the term of one-third of the directors expiring at each annual meeting. A director may be removed only upon the affirmative vote of 70% of outstanding voting shares.

     FAIR PRICE PROVISIONS. Provisions of the Restated and Amended Charter (the "Fair Price Provisions") limit the ability of an Interested Shareholder to effect certain transactions involving the Company. Unless the Fair Price Provisions are satisfied, an Interested Shareholder (defined as the beneficial owner of 20% of outstanding voting shares) may not engage in a business combination, which includes a merger, consolidation, share exchange, or similar transaction, involving the Company unless approved by 70% of the Company's outstanding voting shares. In general, the Fair Price Provisions require that an Interested Shareholder pay shareholders the same amount of cash or the same amount and type of consideration paid by the Interested Shareholder when it initially acquired the Company's shares.

     The Fair Price Provisions are designed to discourage attempts to take over Lowe's in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation's stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser. Due to the difficulties of complying with the requirements of the Fair Price Provisions, the Fair Price Provisions generally may discourage attempts to obtain control of the Company.

     NORTH CAROLINA SHAREHOLDER PROTECTION ACT. The North Carolina Shareholder Protection Act requires the affirmative vote of 95% of a corporation's voting shares to approve a business combination with any person that beneficially owns 25% of the voting shares of the corporation unless the "fair price" provisions of the Act are satisfied. The statute's intended effect is similar to the Fair Price Provisions of the Company's Restated and Amended Charter.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement. If Warrants are issued, copies of the forms of Warrant Agreement and the certificate evidencing the Warrants will be incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered:

     (a) the title of such Warrants;

     (b) the aggregate number of such Warrants;

     (c) the price or prices at which such Warrants will be issued;

     (d) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants;

     (e) the designation and terms of the Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such security;

     (f) if applicable, the date on and after which such Warrants and the related securities will be separately transferable;

     (g) the price at which the securities purchasable upon exercise of such Warrants may be purchased;

     (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

     (i) the minimum or maximum amount of such Warrants which may be exercised at any one time;

     (j) information with respect to book-entry procedures, if any;

     (k) a discussion of material Federal income tax considerations; and

     (l) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

     The Offered Securities may be sold for public offering to underwriters or dealers, which may be a group of underwriters represented by one or more managing underwriters, or through such firms or other firms acting alone or through dealers. The Offered Securities may also be sold directly by the Company or through agents to investors. The names of any agents, dealers or managing underwriters, and of any underwriters, involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the applicable agent's commission, dealer's purchase price or underwriter's discount and the net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     If an underwriter or underwriters are utilized in the sale of the Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities if any are purchased. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Under such underwriting agreements, underwriters, dealers and agents who participate in the distribution of the Offered Securities, may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act or contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. The underwriter or underwriters with respect to an underwritten offering of Offered Securities will be set forth in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement.

     If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, the Company and its subsidiaries and the Trustees in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for the Offered Securities.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Hunton & Williams, Richmond, Virginia.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended April 30, 1996 and 1995 and July 31, 1996 and 1995, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended April 30 and July 31, 1996, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because their reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

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  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY PRICING SUPPLEMENT) OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY PRICING SUPPLEMENT) OR THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY PRICING SUPPLEMENT) OR THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                    TABLE OF CONTENTS

                 PROSPECTUS SUPPLEMENT


                                                 PAGE
                                                 ----
Certain Risk Factors..........................    S-2
Recent Development............................    S-3
Description of Notes..........................    S-3
Plan of Distribution of Notes.................   S-15


                      PROSPECTUS


Available Information.........................      2
Incorporation of Certain Documents by
  Reference...................................      2
The Company...................................      2
Use of Proceeds...............................      2
Ratio of Earnings to Fixed Charges............      3
Description of Debt Securities................      3
Description of Preferred Stock................     11
Description of Common Stock...................     14
Description of Warrants.......................     16
Plan of Distribution..........................     16
Legal Matters.................................     17
Experts.......................................     17


                                     [LOGO]

                                  $350,000,000

                             LOWE'S COMPANIES, INC.

                          MEDIUM-TERM NOTES, SERIES B

                        --------------------------------

                             PROSPECTUS SUPPLEMENT
                        --------------------------------

                              MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                              MORGAN STANLEY & CO.
                                  INCORPORATED

                                  MAY 9, 1997

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